UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 18, 2014

Lattice Incorporated

(Exact Name of Registrant as Specified in Charter)

Delaware	000-10690	22-2011859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7150 N. Park Drive Pennsauken, NJ	08109
(Address of principal executive offices)	(Zip Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

(a)     Note Purchase and Security Agreement

On May 30, 2014, the Company entered into a Note Purchase and Security Agreement with Lattice Funding, LLC (Lender), a Pennsylvania limited liability company affiliated with Cantone Asset Management, LLC. The Company delivered a secured promissory note (the Note) in the principal sum of $1,500,000, bearing interest at 8% per annum and maturing on May 15, 2017. Interest on the Note is payable quarterly. Outstanding principal may be converted into restricted common stock. The Company also executed UCC financing statements, securing the Note with proceeds of certain agreements. The Company further delivered 675,000 shares of restricted common stock to Lender at closing. The parties completed deliveries of material documents by June 18, 2014.

The Company used $400,000 of gross proceeds to repay part of an existing bridge loan with an affiliate of Lender. An additional $200,000 of gross proceeds represents a reinvestment of the balance of such existing bridge loan on Lenders behalf. At the closing, Lender was credited with an 8% commission to Lender’s placement agent and 1% non-accountable expense allowance to Lender’s placement agent. The Company also paid other legal costs and expenses of Lender related to this financing.

Each $10,000 of note principal is convertible into 75,000 common shares at an exercise price of $0.133333 per share any time after November 30, 2014, to be adjusted for splits, reorganizations, stock dividends and similar corporate events (anti-dilution provisions). If the market price of Lattice common stock equals or exceeds twice the exercise price and certain other conditions are met, the Company may call the Note at face value for the purpose of forcing conversion of the balance of the Note into common stock.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

10.39	Note Purchase and Security Agreement between the Company and Lattice Funding, LLC, dated May 30, 2014

10.40	Secured Note of Company payable to Lattice Funding, LLC, dated May 30, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LATTICE INCORPORATED

Date: June 18, 2014	By:	/s/ Joe Noto
Joe Noto
Chief Financial Officer

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